SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  APRIL 4, 2002

CBCT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

MARYLAND (State or other juridiction of incorporation)	0-31125 (Commission File Number)	74-2957339 (I.R.S. Employer Identification No.)
312 MAIN STREET, SMITHVILLE, TEXAS                                                           78957

(Address of principal executive offices)                                                                                                       (Zip Code)

Registrant's telephone number, including area code:   (573) 547-4581

N/A

(Former name or former address, if changed since last report.)

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Item 5.       OTHER EVENTS.

       On April 4, 2002, the boards of directors of Bastrop Bancshares, Inc. ("Buyer"), the parent company of First National Bank of Bastrop ("Buyer Bank"), Bastrop Acquisition, Inc., a wholly owned subsidiary of Buyer ("Merger Sub"), Buyer Bank, CBCT Bancshares, Inc. ("Seller"), and the parent company of Community Bank of Central Texas, ssb ("Seller Bank") entered into a definitive agreement (the "Merger Agreement") for Buyer to acquire Seller in a cash transaction valued at approximately $7.6 million (the "Merger"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Seller and the separate corporate existence of Merger Sub will cease. At the effective time of the Merger, Seller's common stock will cease to be outstanding and each share of Seller's common stock will convert into and become the right to receive $25.01 in cash.

       The Merger is anticipated to be accounted for as a purchase transaction and is expected to close in the third quarter of 2002. The Merger Agreement has been approved by the respective boards of directors of Buyer, Merger Sub, Buyer Bank, Seller and Seller Bank. However, it is subject to certain other conditions, including approvals by the shareholders of Seller and applicable regulatory authorities.

Item 7.       FINANCIAL STATEMENTS AND EXHIBITS.

              (c)       Exhibits

2	Agreement and Plan of Reorganization dated April 4, 2002 by and among Bastrop Bancshares, Inc., Bastrop Acquisition, Inc., First National Bank of Bastrop, CBCT Bancshares, Inc. and Community Bank of Central Texas, ssb.

99	Press release dated April 4, 2002.

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SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     CBCT BANCSHARES, INC.

Date: April 15, 2002                  By:  /s/ Brad M. Hurta
                                                              Brad M. Hurta
                                                              President and Chief Executive Officer

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